SHAREHOLDER LETTER Q4 & FULL YEAR 2024

Q4 2024

Q4 2024 Results

	Q4			Year Ended
(in millions, except percentages)	2024	2023	YoY Change	2024	2023	YoY Change

Revenue	$300.6	$117.2	157%	$864.7	$388.1	123%
Transaction Value [1]	$499.2	$165.3	202%	$1,491.9	$593.4	151%

Gross Profit	$49.0	$22.3	120%	$143.6	$66.7	115%
Contribution [1]	$51.5	$25.1	105%	$154.4	$78.1	98%

Net Income (Loss)	$7.3	$(3.3)	n/m	$22.1	$(56.6)	n/m
Adjusted EBITDA [1]	$36.7	$12.7	189%	$96.1	$27.1	254%

n/m - Not Meaningful
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics and operating metrics used in this shareholder letter.

Q4 2024

Executive Summary
2024 was a remarkable year for MediaAlpha, as we delivered record-breaking financial results across all key metrics. Transaction Value increased over 150% to $1.5 billion, while Adjusted EBITDA more than tripled to $96.1 million, driven by gains in our Property & Casualty (P&C) insurance vertical. We achieved these exceptional results even as auto carrier participation remained well below its full potential.

We delivered a very strong fourth quarter, again exceeding our guidance. Transaction Value grew 202% year over year, reaching an all-time high of $499.2 million on the strength of our P&C insurance vertical. Adjusted EBITDA increased to $36.7 million, reflecting year-over-year growth of 189%. We gained share as we expanded our existing publisher and advertiser partnerships and delivered higher Adjusted EBITDA margins due to our efficient operating model and disciplined expense management.

Our P&C insurance vertical, which represented 79% of 2024 Transaction Value, was our primary driver of growth. We posted record Transaction Value in the fourth quarter, driven by new highs in both volume and pricing resulting from heightened shopping activity and the auto industry’s renewed focus on increasing market share. As carriers optimize their marketing investments, pricing has moderated in the first quarter from these levels, while we continue to see volumes trending upward in line with typical seasonality. Overall, we believe the outlook for the auto insurance market remains strong, supported by solid underlying fundamentals.

Our Health insurance vertical accounted for $270.3 million, or 18%, of 2024 Transaction Value at a 14% take rate, of which roughly two-thirds was from under-65 at a slightly higher take rate. Fourth quarter Transaction Value was down 8% year over year, slightly below our expectations, as we saw softening in under-65 as well as the expected headwinds in Medicare Advantage. In the first quarter of 2025, we expect Medicare Advantage to stabilize while conditions in under-65 continue to soften. Importantly, our long-term growth opportunity in the Health vertical is Medicare Advantage, which is a large and growing market in the early stages of digital disruption as more seniors shop online for policies.

Our balance sheet continued to improve throughout the year and we ended the fourth quarter with a net debt to 2024 Adjusted EBITDA ratio of less than 1.3x. We remain confident in our ability to convert a significant portion of Adjusted EBITDA into unlevered free cash flow going forward, driven by our capital-efficient business model. We remain committed to delivering long-term shareholder value through disciplined capital allocation.

As we previously shared, on October 30 we received a draft complaint and initial settlement demand from the Federal Trade Commission (FTC), related primarily to the operation of our under-65 health insurance business. We take compliance very seriously and disagree strongly with the FTC’s allegations, and we believe we have meritorious defenses. At the same time, we are actively engaged in discussions with the FTC staff in an effort to reach a mutually acceptable resolution. In accordance with U.S. GAAP, we have recorded a $7.0 million reserve in the fourth quarter related to this matter. Further details can be found in the Form 10-K we are filing today.

Looking forward, we are very excited about our multi-year outlook. Over the past five years, we have nearly tripled Transaction Value and gained significant market share. Our historical growth has been driven by strong execution, the insurance industry’s continuing secular shift to online advertising and our differentiated marketplace model. This has allowed our partners to rapidly scale to meet market demand while enabling us to operate with unrivaled efficiency. We expect these factors will continue to drive long-term, sustainable and profitable growth in 2025 and beyond.

Q4 2024

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value increased 202% year over year to $499.2 million in Q4 2024, driven primarily by a 639% increase in the P&C insurance vertical. For the full year 2024, Transaction Value increased 151% year over year to $1.5 billion. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform, and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as Demand Partners’ budgets increasingly migrate online.
Transaction Value from our P&C insurance vertical increased 639% year over year to $401.0 million in Q4 2024, driven by significant year-over-year increases in marketing budgets and customer acquisition spending by select carrier partners as they focused on growth initiatives in response to improving underwriting profitability. For the full year 2024, Transaction Value from our P&C insurance vertical increased 325% year over year to $1.2 billion.

Transaction Value from our Health insurance vertical decreased 8% year over year to $90.3 million in Q4 2024, due primarily to ongoing profitability pressures and regulatory changes that affected carrier demand. Q4 is typically seasonally strong in this vertical due to the annual and open enrollment periods for Medicare and under 65 Health insurance. For the full year 2024, Transaction Value from our Health insurance vertical increased 4% year over year to $270.3 million.

Transaction Value from our Life insurance vertical decreased 22% year over year to $6.3 million in Q4 2024, driven by lower customer acquisition spending from our Demand Partners. For the full year 2024, Transaction Value from our Life insurance vertical decreased 10% year over year to $30.7 million.

Transaction Value from our Other vertical, which includes travel and consumer finance, decreased 66% year over year to $1.6 million in Q4 2024, due primarily to weakness in consumer finance. For the full year 2024, Transaction Value from our Other vertical decreased 44% year over year to $12.4 million.

Q4 2024

We generated $300.6 million of total revenue in Q4 2024, up 157% year over year, and for the full year 2024, we generated $864.7 million of total revenue, up 123% year over year, driven primarily by higher revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$112
$46
$55
$85
$36
$39
$75
$34
$32
$117
$71
$38
$127
$47
$69
$178
$35
$134
$259
$33
$219
$301
$59
$235
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical increased 525% year over year to $235.5 million in Q4 2024, driven by the increase in Transaction Value, offset in part by a higher mix of transactions from our Private Marketplaces, where revenue is recognized on a net basis. For the full year 2024, revenue from our P&C insurance vertical increased 301% year over year to $658.2 million.
Revenue from our Health insurance vertical decreased 18% year over year to $58.6 million in Q4 2024, a greater year-over-year decrease than Transaction Value due to a higher mix of transactions from our Private Marketplaces. For the full year 2024, revenue from our Health insurance vertical decreased 7% year over year to $173.5 million.
Revenue from our Life insurance vertical decreased 15% year over year to $5.1 million in Q4 2024, driven by lower customer acquisition spending by our Demand Partners, offset in part by a higher mix of transactions from our Open Marketplace, which positively impacted revenue. For the full year 2024, revenue from our Life insurance vertical remained flat year over year at $24.4 million.
Revenue from our Other vertical, which consists of travel and consumer finance, decreased 39% year over year to $1.5 million in Q4 2024. For the full year 2024, revenue from our Other vertical decreased 36% year over year to $8.6 million.

Q4 2024

Financial Discussion - Profitability
Gross profit was $49.0 million in Q4 2024, a year-over-year increase of 120%. For the full year 2024, gross profit was $143.6 million, a year-over-year increase of 115%. For the full year 2024, Gross Profit Margin was 16.6%, compared with 17.2% in 2023. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $51.5 million in Q4 2024, a year-over-year increase of 105%. For the full year 2024, Contribution was $154.4 million, a year-over-year increase of 98%. Contribution Margin was 17.1% in Q4 2024, compared with 21.4% in Q4 2023. For the full year 2024, Contribution Margin was 17.9%, compared with 20.1% in 2023.
Net income was $7.3 million in Q4 2024, compared with a net loss of $3.3 million in Q4 2023, driven primarily by higher Contribution of $26.4 million, offset in part by $8.0 million of higher FTC related costs (including a reserve of $7.0 million established for this matter), and a $7.0 million increase in the liability under our Tax Receivables Agreement. For the full year 2024, net income was $22.1 million, compared with a net loss of $56.6 million in 2023, driven primarily by higher Contribution.
Adjusted EBITDA was $36.7 million in Q4 2024, a year-over-year increase of 189%. Adjusted EBITDA margin was 12.2%, compared with 10.8% in Q4 2023. The increase was driven primarily by higher gross profit, offset in part by moderately higher investments in our operating expenses. For the full year 2024, Adjusted EBITDA was $96.1 million, a year-over-year increase of 254%.

Q4 2024

Financial Discussion - Q1 2025 Outlook 1

	Q1 2025
Transaction Value [2]	$415 million	-	$440 million
Y/Y Growth	89%		101%

Revenue	$225 million	-	$245 million
Y/Y Growth	78%		93%

Adjusted EBITDA [2]	$24.5 million	-	$26.5 million
Y/Y Growth	70%		84%

Our guidance for Q1 2025 reflects approximately 170% year-over-year growth in P&C Transaction Value, representing a high single-digit sequential decline as pricing moderates from fourth quarter levels, offset in part by rising volumes. In our Health vertical, we expect Transaction Value to decline by a high-teens percentage year over year as conditions in under-65 continue to soften.

Transaction Value: For Q1 2025, we expect Transaction Value to be in the range of $415 million to $440 million, representing a year-over-year increase of 95% at the midpoint.
Revenue: For Q1 2025, we expect revenue to be in the range of $225 million to $245 million, representing a year-over-year increase of 86% at the midpoint.
Adjusted EBITDA: For Q1 2025, we expect Adjusted EBITDA to be in the range of $24.5 million to $26.5 million, representing a year-over-year increase of 77% at the midpoint. We are projecting Contribution less Adjusted EBITDA to be approximately $0.5 - $1.0 million higher than in Q4 2024.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projections of Adjusted EBITDA and Contribution under “Financial Discussion – Q1 2025 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss), or of Contribution to gross profit, because the Company is unable to predict with reasonable certainty the reconciling items that may affect the corresponding GAAP measures without unreasonable effort. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics and operating metrics used in this shareholder letter.

Q4 2024

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, revenue recognized represents the fees paid by our Demand Partners for Consumer Referrals sold and is equal to the Transaction Value and revenue share payments to our Supply Partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the Demand Partner or Supply Partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months and full years ended December 31, 2024 and 2023:

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Open Marketplace transactions	$294,655	$115,162	$841,604	$378,730
Percentage of total Transaction Value	59.0%	69.6%	56.4%	63.8%
Private Marketplace transactions	204,514	50,184	650,256	214,708
Percentage of total Transaction Value	41.0%	30.4%	43.6%	36.2%
Total Transaction Value	$499,169	$165,346	$1,491,860	$593,438
The following table presents Transaction Value by vertical for the three months and full years ended December 31, 2024 and 2023:

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Property & Casualty insurance	$400,976	$54,247	$1,178,497	$277,552
Percentage of total Transaction Value	80.3%	32.8%	79.0%	46.8%
Health insurance	90,305	98,372	270,285	259,822
Percentage of total Transaction Value	18.1%	59.5%	18.1%	43.8%
Life insurance	6,278	8,015	30,662	34,057
Percentage of total Transaction Value	1.3%	4.8%	2.1%	5.7%
Other	1,610	4,712	12,416	22,007
Percentage of total Transaction Value	0.3%	2.9%	0.8%	3.7%
Total Transaction Value	$499,169	$165,346	$1,491,860	$593,438

Q4 2024

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our Supply Partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our Supply Partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months and full years ended December 31, 2024 and 2023:

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Revenue	$300,648	$117,174	$864,704	$388,149
Less cost of revenue	(251,666)	(94,892)	(721,131)	(321,437)
Gross profit	$48,982	$22,282	$143,573	$66,712
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	372	916	3,026	3,875
Salaries, wages, and related	913	850	3,387	3,682
Internet and hosting	168	161	570	579
Depreciation	6	8	21	38
Other expenses	257	179	796	692
Other services	729	696	2,737	2,491
Merchant-related fees	89	18	306	32
Contribution	$51,516	$25,110	$154,416	$78,101
Gross margin	16.3%	19.0%	16.6%	17.2%
Contribution Margin	17.1%	21.4%	17.9%	20.1%

Q4 2024

Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Clicks	84.1%	69.4%
Calls	9.4%	18.6%
Leads	6.5%	12.0%
Adjusted EBITDA
We define “Adjusted EBITDA” as net income (loss) excluding interest expense, income tax expense (benefit), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax expense (benefit), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

Q4 2024

The following table reconciles Adjusted EBITDA with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months and full years ended December 31, 2024 and 2023:

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2024	2023	2024	2023
Net income (loss)	$7,301	$(3,293)	$22,118	$(56,555)
Equity-based compensation expense	7,631	9,378	34,083	53,321
Interest expense	3,193	3,918	14,351	15,315
Income tax expense (benefit)	915	(793)	1,384	(463)
Depreciation expense on property and equipment	61	78	252	353
Amortization of intangible assets	1,603	1,729	6,430	6,917
Transaction expenses(1)	—	88	1,172	641
Impairment of cost method investment	—	—	—	1,406
Contract Settlement(2)	—	—	(1,725)	—
Changes in TRA related liability(3)	7,006	—	7,006	6
Changes in Tax Indemnification Receivable	34	687	(52)	639
Settlement of federal and state income tax refunds	—	2	—	5
Legal expenses(4)	8,937	885	11,092	4,303
Reduction in force costs (5)	—	—	—	1,233
Adjusted EBITDA	$36,681	$12,679	$96,111	$27,121
(1)Transaction expenses for the year ended December 31, 2024 consist of $1.2 million of legal and accounting fees incurred by us in connection with resale registration statements filed with the SEC. Transaction expenses for the three months and year ended December 31, 2023 consist of $0.1 million and $0.6 million, respectively, of legal and accounting fees incurred by us in connection with the amendment to the 2021 Credit Facilities, the tender offer filed by the Company's largest shareholder in May 2023, and a resale registration statement filed with the SEC.
(2)Contract settlement consists of $1.7 million of income for the year ended December 31, 2024 recorded in connection with a one-time contract termination fee received from one of our Supply Partners in the Health and Life insurance verticals that ceased operations during the year ended December 31, 2024.
(3)Changes in TRA related liability for the three months and year ended December 31, 2024 consist of a $7.0 million charge to increase the TRA liability as a result of remeasuring the non-current portion of the liability to the amount of payment under the agreement considered to be probable. Changes in TRA related liability for the year ended December 31, 2023 consist of immaterial expense.
(4)Legal expenses of $8.9 million and $11.1 million for the three months and year ended December 31, 2024, respectively, consist of a $7.0 million loss reserve established in connection with the FTC Matter and legal fees incurred in connection with such matter. Legal expenses of $0.9 million and $4.3 million for the three months and year ended December 31, 2023, respectively, consist of legal fees incurred in connection with the FTC Matter and costs associated with a legal settlement unrelated to our core operations.
(5)Reduction in force costs for the year ended December 31, 2023 consist of $1.2 million of severance benefits provided to the terminated employees in connection with the RIF Plan. Additionally, equity-based compensation expense includes $0.3 million of charges related to the RIF Plan for the year ended December 31, 2023.

Q4 2024

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our belief that the outlook for the auto insurance market remains strong, supported by solid underlying fundamentals; our belief that that our long-term growth opportunity in the Health vertical is Medicare Advantage, which is a large and growing market in the early stages of digital disruption as more seniors shop online for policies; our expectation that we will convert a significant portion of Adjusted EBITDA into unlevered free cash flow going forward, driven by our capital-efficient business model; our belief that we have meritorious defenses to the FTC’s allegations; our expectation that the insurance industry’s continuing secular shift to online advertising and our differentiated marketplace model will continue to drive long-term, sustainable and profitable growth in 2025 and beyond; and our financial outlook for the first quarter of 2025. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K as of and for the year ended December 31, 2024 to be filed on or about February 24, 2025. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q4 2024